ASSURANCEDIMENSIONS

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

April 18, 2025

To whom it may concern:

We have read the notification dated April 18, 2025 from **Greenway Technologies, Inc.** as to the replacement of auditors for that Company.

We agree with the representations of the Company, as follows:

1. During the previous year with **Assurance Dimensions**, there were no problems related to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules, which problems, if not resolved to the satisfaction of **Assurance Dimensions** would have caused us to make reference to them in connection with our report on the subject matter of the problems.

2. **Assurance Dimensions** report on the consolidated financial statements for the previous year did not contain an adverse opinion or disclaimer of opinion, and was not qualified as to uncertainties, audit scope, or accounting principles.

3. **Assurance Dimensions** has been paid in full for all services rendered to date.

Very truly yours,

Assurance Dimensions

Assurance Dimensions, LLC

ASSURANCE DIMENSIONS, LLC
also d/b/a McNAMARA and ASSOCIATES, LLC
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com